Mr. David Coffee, CPA
3651 Lindell Road, Suite H
Las Vegas, NV  89103
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July 6, 1999

Securities and Exchange Commission
450 - 5th Street NW
Washington, DC  20549

RE: GOLDSTATE CORPORATION

Dear Sirs:

I agree with the statements made in Item 3 of Goldstate Corporation's filing 10-SB as reprinted from that filing below.

     "Item 3. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

          Since the inception of the Company (February 28, 1996) and to date, the Company's current principal independent accountant has not resigned or declined to stand for re-election or were dismissed. The Company's former principal independent accountant declined to stand for re-election after the Company's formative year as his policy for providing accounting services did not extend to include the Company's growing scale of transactions. Such decision to change accountants was approved by the board of Directors. There were no disagreements with the former accountant which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

          Moreover, neither the Company's current principal independent accountant nor its former principal independent accountant have provided an adverse opinion or disclaimer of opinion to the Company's financial statements, nor modified their respective opinion as to uncertainty, audit scope or accounting principles.

          The Company's principal independent accountant from February 28, 1996 to December 31, 1996 was DAVID E. COFFEY, Certified Public Accountant of 3651 Lindell Road, Suite H, Las Vegas, NV 89103. The Company's principal independent accountant from January 1, 1997 to the current date is Johnson, Holscher & Company, P.C. of 5975 Greenwood Plaza Blvd., Suite 140, Greenwood village, CO 80111."

Yours truly,

/s/ David E. Coffey C.P.A.
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David E. Coffey, CPA